UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 18, 2010

__________________________

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)

(925) 452-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 18, 2010, Taleo Corporation (the “Company”) entered into amended employment agreements (the “Employment Agreements”) with its principal financial officer, Katy Murray, and two of its named executive officers, Guy Gauvin and Neil Hudspith (each, and “Executive”).  The Employment Agreements are effective as of January 1, 2010 and update and standardize the terms of the agreements previously entered into with the employees.  Each Employment Agreement has a 4 year term.  A summary of certain terms of the Employment Agreements is below and is qualified in its entirety by reference to the Employment Agreements, which are filed as exhibits hereto and incorporated by reference herein.

The Employment Agreements provide for an annual base salary (of USD $315,250.00 for Ms. Murray, CAD $227,500.00 for Mr. Gauvin and USD $330,000.00 for Mr. Hudspith) and an annual target (of USD $169,750.00 for Ms. Murray, CAD $227,500 for Mr. Gauvin and $330,000.00 for Mr. Hudspith) for aggregate annual and quarterly bonuses, in each case subject to periodic review and adjustment.  Each Executive’s bonus will be determined based upon the achievement of quarterly and yearly performance goals approved by the Company.

Under the Employment Agreements, in the event an Executive’s employment is terminated by the Company without cause or the Executive resigns for good reason, as such terms are defined in the Employment Agreement, the Executive will be entitled to receive, subject to the execution of a release of claims in favor of the Company: (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to his or her then current annual base salary, and (iii) continued payment by the Company of that portion of the COBRA premiums which the Company pays for active employees, provided the Executive elects to continue coverage until the earlier of (1) twelve months following termination or resignation, (2) the expiration of coverage, or (3) the date the Executive becomes eligible for substantially equivalent health insurance in connection with new or self-employment.  In addition, the Executive’s outstanding equity awards will continue to vest or be released from restriction for six months from the date of termination of employment.

Further, in the event the Executive’s employment is terminated without cause or the Executive resigns for good reason, sixty days prior to or within eighteen months following a change of control, as such term is defined in the Employment Agreement, the Executive will be entitled to receive, subject to the execution of a release of claims in favor of the Company: (i) a lump sum prorated bonus payment for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) a lump sum payment equal to his or her then current annual base salary, (iii) a lump sum equal to 100% of the Executive’s then current target annual bonus, and (iv) continued payment by the Company of that portion of the COBRA premiums which the Company pays for active employees, provided the Executive elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date the Executive becomes eligible for substantially equivalent health insurance in connection with new or self-employment.  In addition, all of the Executive’s outstanding equity awards will vest or be released from restriction immediately.

The Employment Agreements provide for nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

In the event that the severance payments and other benefits payable to the Executives under these Employment Agreements constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then such Executive’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Contract of Employment between Taleo (Canada) Inc. and Guy Gauvin dated January 18, 2010
10.2	Neil Hudspith First Amended and Restated Employment Agreement dated January 18, 2010
10.3	Katy Murray First Amended and Restated Employment Agreement dated January 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ Katy Murray
Katy Murray Executive Vice President and Chief Financial Officer

Date:  January 21, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Contract of Employment between Taleo (Canada) Inc. and Guy Gauvin dated January 18, 2010
10.2	Neil Hudspith First Amended and Restated Employment Agreement dated January 18, 2010
10.3	Katy Murray First Amended and Restated Employment Agreement dated January 18, 2010